EXHIBIT 99.5

                                                                  EXECUTION



                              THIRD AMENDMENT
                      TO LOAN AND SECURITY AGREEMENT


     This THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is entered into as of the 16th day of December, 1994, by and among TALLEY MANUFACTURING AND TECHNOLOGY, INC., a Delaware corporation (the "Borrower"), TRANSAMERICA BUSINESS CREDIT CORPORATION, as agent (the "Agent"), and the lenders parties to the Loan Agreement referred to below (the "Lenders").


                           W I T N E S S E T H:


     WHEREAS, the Borrower, the Agent and the Lenders have heretofore entered in a Loan and Security Agreement dated October
22, 1993, as amended (the "Loan Agreement");

     WHEREAS, the Borrower, the Agent and the Lenders wish to enter into this Amendment, among other things, to clarify certain provisions of the Loan Agreement, to add an alternative interest rate option and to make certain other changes thereto.

     NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1.   Definitions.   Capitalized terms used herein and not
defined herein shall have the respective meanings given to such terms in the Loan Agreement.

     2.   Amendments to Section 1.1.

          2.1. The following definitions shall be added to Section
1.1 of the Loan Agreement, in appropriate alphabetical order:

          "Base Rate Advance " shall mean an Advance that, when initially made pursuant to Article 2, bears interest based upon the Base Rate from time to time in effect.

          "Base Rate Loan " shall mean a Loan that bears interest based upon the Base Rate from time to time in effect.

          "Closing Date Forecasts" shall have the meaning ascribed to such term in Section 9.7 hereof.

          "Continuation" shall have the meaning specified in
     Section 3A.1 hereof.

          "Conversion" shall have the meaning specified in Section
     3A.1 hereof.

          "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

          "Excess Airbag Royalties Payment" shall mean such amount as Borrower pays to the Agent for application to the Revolving Loan from its good faith estimate of the Excess Airbag
     Royalties recorded as royalty revenue for any fiscal year.

          "Excess Airbag Royalties Reserve" shall mean an amount equal to the sum of:

               (a) any Excess Airbag Royalties Payment; provided that the Borrower (x) shall have given notice to the Agent, on or prior to the date of such Excess Airbag Royalties Payment, that the Borrower intends to reborrow all or a specified portion of such amount and (y) is not otherwise obligated to pay such amount to the Agent; and provided, further, that the amount computed under this clause (a) shall be reduced (x) to the extent that such reborrowing is made and (y) to the extent Borrower waives, in a written notice in form and substance satisfactory to the Agent delivered to the Agent, the right pursuant to Section 2.4(c) hereof to reborrow such amount, plus

               (b)  an amount equal to the sum of:

                    (i)  Airbag Royalties recorded as income by
               Borrower or any Subsidiary for any fiscal year,

          minus

                    (ii) the cash payments of Airbag Royalties
               received by Borrower or any Subsidiary for such fiscal year;

          provided, that the amount computed pursuant to this clause (b) exceeds $200,000 and there were Excess Airbag Royalties for such fiscal year; provided, further, that the amount computed under this clause (b) shall be reduced to the extent Airbag Royalties recorded as income in the subsequent fiscal year are adjusted to reflect such shortfall in cash payments.

          "Extraordinary Item" shall mean, with respect to any revenue or expense item of any Person, any such item that is characterized both by its unusual nature and infrequency of occurrence and that, in accordance with GAAP, is, or could properly be, shown along with its tax effects separately from ordinary income (or loss) and from income from discontinued operations on the income statement of such Person.

          "Forecasts" shall mean (a) as of October 22, 1993, and thereafter until the Lenders receive subsequent forecasts pursuant to Section 11.3 hereof, the Closing Date Forecasts referred to in Section 9.7 hereof; and (b) thereafter, the Latest Forecasts most recently received by the Lenders pursuant to Section 11.3 hereof.

          "Interest Period" shall mean, with respect to any LIBOR Loan, the period commencing on the Business Day selected by Borrower pursuant to Sections 2.4 or 3A.1 hereof and ending on the date which is three months thereafter; provided, however, that (i) the Borrower may not select any Interest Period that ends after the date of termination of this Agreement under
     Article 21 hereof; (ii) if there is no numerically corresponding day in such third succeeding month, such Interest Period shall end on the last Business Day in such third succeeding month; and (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day.

          "Latest Forecasts" shall have the meaning ascribed to such term in Section 11.3 hereof.

          "Lending Affiliate" means, with respect to any Lender,
     (a) each office and branch of such Lender, and (b) each entity which, directly or indirectly, is controlled by or under common control with such Lender or which controls such Lender and each office and branch thereof.

          "Letter of Credit Obligations" shall mean, at any time and in respect of any Letter of Credit, the sum of (i) the amount available to be drawn under such Letter of Credit plus
     (ii) the aggregate unpaid amount of all Reimbursement
     Obligations at such time due and payable in respect of previous drawings made under such Letter of Credit.

          "LIBOR Advance" shall mean an Advance that, when initially made pursuant to Article 2, bears interest based upon the LIBOR Rate.

          "LIBOR Loan" shall mean a Loan that bears interest based upon the LIBOR Rate.

          "LIBOR Rate" shall mean, with respect to the Interest Period for a LIBOR Loan, the arithmetic average of the rates per annum for each Reference Lender equal to the quotient (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) of (a) the rate per annum at which deposits in Dollars are offered by the principal office of such Reference Lenders in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount approximately equal to the amount of such LIBOR Loan, divided by (b) a number equal to
     1.00 minus the Reserve Rate. The LIBOR Rate for the Interest Period for each LIBOR Loan shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Lenders two Business Days before the first day of such Interest Period, subject, however, to the provisions of Sections 2.4(d) and 3A.6(B).

          "Maximum Aggregate Subsidiary Revolving Advance Amount" shall mean the sum of the Maximum Individual Subsidiary Revolving Advance Amounts for all Subsidiaries; provided, however, that Advances against Eligible Inventory of all Subsidiaries pursuant to clause (b)(ii) of the definition of Maximum Individual Subsidiary Revolving Advance Amount shall not exceed $25,000,000 in the aggregate at any one time outstanding.

          "Maximum Individual Subsidiary Revolving Advance Amount" shall mean, with respect to each Subsidiary set forth on
     Schedule 2.1, the lesser of:

          (a)  the Maximum Revolving Advance Amount set forth on
               Schedule 2.1 for each such Subsidiary; or

          (b)  the sum of:

               (i) the product of the applicable Percentage of Net Amount of Eligible Receivables set forth on Schedule 2.1 for each category of Eligible Receivables of such Subsidiary multiplied by the amount of such Subsidiary's Eligible Receivables in each such category; plus

               (ii) the product of the applicable Percentage of
                    Eligible Inventory set forth on Schedule 2.1 for each category of Eligible Inventory of such Subsidiary multiplied by the amount of such Subsidiary's Eligible Inventory in each such category; provided, however, that the amount determined pursuant to this clause (ii) for such Subsidiary shall not at any one time outstanding exceed the Maximum Subsidiary Inventory Availability set forth on Schedule
                    2.1 for such Subsidiary.

          "Notice of Borrowing" shall have the meaning specified in
     Section 2.4(b) hereof.

          "Notice of Continuation and/or Conversion" shall have the meaning specified in Section 3A.1 hereof.

          "Reference Lenders" shall mean Citibank, N.A., Chemical
     Bank and The First National Bank of Chicago.

          "Reimbursement Obligations" shall mean, as at any date, the obligations of the Borrower then outstanding, or which may thereafter arise in respect of Letters of Credit then outstanding, under Section 2.3 hereof, to reimburse the Agent and/or any Lender for payments made by the Agent or any Lender in connection with the guaranty or facilitation by the Agent or any Lender of Letters of Credit, to issuers of Letters of Credit with respect to amounts which have been drawn under such Letters of Credit.

          "Reserve Rate" shall mean, with respect to any Interest Period, the maximum reserve rate (including, without limitation, supplemental, marginal and emergency reserve requirements), expressed as a decimal, determined by the Agent to be the rate which would be applicable to the relevant Interest Period under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D) of a member of the Federal Reserve System, whether or not such fundings were outstanding.

          "Type" shall mean a Base Rate Loan or a LIBOR Loan.

          2.2. The definition of "Business Day" set forth in
Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

          "Business Day" shall mean a day on which commercial banks in New York or Chicago are not authorized or required by law or executive order to close and, if the day relates to a LIBOR Loan or the Interest Period therefor, on which dealings in Dollars are carried on in the London interbank market.

          2.3. The definition of "EBITDA" set forth in Section 1.1 of the Loan Agreement is hereby amended by adding the following words immediately before the period at the end thereof:

     plus (i) all losses resulting from Extraordinary Items during such period to the extent deducted from net income for such period and minus (ii) all gains resulting from Extraordinary Items during such period to the extent included in net income for such period

          2.4. The definition of "Excess Cash Flow" set forth in
Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

          "Excess Cash Flow" shall mean for any applicable fiscal period (as determined in accordance with Generally Accepted Accounting Principles) (a) the consolidated EBITDA of the Borrower and the Subsidiaries for such period, minus (b) the sum of (i) the consolidated amount of Capital Expenditures (other than Capital Expenditures for which neither Borrower nor any Subsidiary or any Affiliate thereof, whether from Advances, the Term Loan or otherwise, shall be the source of funds) of the Borrower and the Subsidiaries during such period, plus (ii) all losses resulting from Extraordinary Items during such period to the extent deducted from net income for such period, plus (iii) the Excess Airbag Royalties paid (or payable with respect to such fiscal period) by Borrower to Holdings to the extent required by and pursuant to the terms existing on the date hereof of the Indenture under which the Discount Debentures are issued, plus (iv) any scheduled or required principal and interest payments actually made by Borrower on the Term Notes, or Senior Notes, or actually made by Borrower or the Subsidiaries on other Indebtedness permitted hereby (other than the Revolving Loan) or purchase money indebtedness of the Borrower and the Subsidiaries (on a consolidated basis) permitted pursuant to
     Section 17.1 of this Agreement, in each case during such period (and without double counting), plus (v) any scheduled or required interest payments actually made by Borrower on the Revolving Loan and any required principal payments actually made by Borrower on the Revolving Loan resulting in a permanent reduction thereof, plus (vi) any scheduled capital lease payments actually made by Borrower or the Subsidiaries, plus (vii) income taxes actually paid by Borrower and the Subsidiaries during such period, to the applicable governmental taxing authorities, plus income taxes and other amounts actually paid by Borrower and the Subsidiaries during such period to Holdings pursuant to the Tax Sharing Agreement, plus (viii) any redemptions of preferred stock of Borrower or any dividends or distributions on any capital stock of Borrower, in each case not otherwise covered in the preceding clauses of this definition and permitted to be made by Borrower to Holdings, in accordance with Section 17.11 (but not clause (f) thereof) during such period, plus (c) all gains resulting from Extraordinary Items during such period to the extent included in net income for such period.

          2.5. The definition of "Loan Availability" set forth in
Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

     "Loan Availability"  shall mean:

          (a)  the lesser of:

               (i)  the Maximum Revolving Advance Amount; or



               (ii) an amount equal to:

                    (x)  the Maximum Aggregate Subsidiary
                         Revolving Advance Amount,

                    minus

                    (y)  the Stipulated Reserve;

     minus

          (b)  the sum of:

               (i)  the Excess Airbag Royalties Reserve, and

               (ii) such other reserves (other than the Stipulated
                    Reserve) as Agent in its sole discretion deems necessary.

          2.6. Effective February 19, 1994, the definition of
"Maximum Amount of the Facility" set forth in Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

          "Maximum Amount of the Facility" shall mean at any time Sixty Million Dollars ($60,000,000), less principal payments on the Term Loan, less amounts provided under this Agreement by reason of prepayment resulting in permanent reductions of the Maximum Revolving Advance Amount.

          2.7. Effective February 19, 1994, the definition of
"Maximum Revolving Advance Amount" set forth in Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

          "Maximum Revolving Advance Amount" shall mean Forty
     Million Dollars ($40,000,000), less amounts provided under this Agreement resulting in permanent reductions of the commitments to make Revolving Loans.

          2.8. The definition of "Revolving Notes" set forth in
Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

          "Revolving Notes" shall mean those certain amended and restated promissory notes of Borrower substantially in the form attached hereto as Exhibit D-1, issued to the Lenders, in accordance with their respective Percentage Interests, and any promissory notes issued in addition thereto or in replacement thereof pursuant to Section 25.2(e) of this Agreement (each as amended, supplemented, further restated or otherwise modified from time to time).

          2.9. The definition of "Stipulated Reserve" set forth in
Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

          "Stipulated Reserve" shall mean an amount equal to Eleven Million Dollars ($11,000,000), which shall be reduced (i) dollar-for-dollar, as and to the extent that the outstanding principal amount of the Term Loan is reduced below Five Million Dollars ($5,000,000) provided that no Default or Event of Default shall have occurred and be continuing and (ii) in part or in whole in the sole discretion of the Required Lenders upon the resolution of or settlement of the TRW Litigation and the Arizona Tax Litigation to the satisfaction of the Required Lenders.

          2.10.  The definitions of "Subsidiary Availability" and
"Subsidiary Inventory Availability" set forth in Section 1.1 of the Agreement shall be deleted in their entirety.

          2.11.  The definition of "Term Notes" set forth in
Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

          "Term Notes" shall mean those certain amended and restated promissory notes of Borrower substantially in the form attached hereto as Exhibit D-2, issued to the Lenders in accordance with their Percentage Interests, in the aggregate initial principal sum of Twenty Million Dollars ($20,000,000), and any promissory notes issued in addition thereto or in replacement thereof pursuant to Section 25.2(e) of this Agreement (each as amended, supplemented, further restated or otherwise modified from time to time).

     3. Amendments to Section 2.1(a). Section 2.1(a) of the Loan Agreement is hereby amended to read in its entirety as follows:

          (a) Subject to the terms and conditions set forth in this Agreement, each Lender shall, severally and not jointly, lend to Borrower, from time to time on Borrower's request, an aggregate amount at any one time outstanding not to exceed a sum equal to (i) such Lender's Percentage Interest of the Loan Availability at such time minus (ii) such Lender's Percentage Interest of all Letter of Credit Obligations. In addition, and notwithstanding any provision in this Agreement to the contrary, the aggregate outstanding amount of the Revolving Loans under the Subsidiary Loan Agreements may be in excess of the outstanding Revolving Loan under this Agreement, in which event Borrower shall be entitled to request and obtain Advances (subject to the provisions of this Section 2.1 and the other provisions of this Agreement) for its proper corporate purposes, provided that the cumulative amount of such Advances received by Borrower and not advanced to its Subsidiaries (for the entire period after the date of this Agreement) shall not exceed the cumulative amount of dividends received by Borrower from its Subsidiaries (for such entire period) and shall not cause a Default or Event of Default to occur. Each Lender shall be severally, and not jointly, responsible for funding only its Percentage Interest of any Loan and shall have no responsibility to fund any other Lender's Percentage Interest. Any interest or expenses incurred by Agent or a Lender hereunder which are to be paid for by Borrower or are otherwise the responsibility of Borrower may be deemed, in Agent's discretion, to be a Revolving Loan or Term Loan hereunder if not paid by Borrower when due.

          The Revolving Loan shall be evidenced in part by, and repaid pursuant to, Revolving Notes in favor of the Lenders (in accordance with their respective Percentage Interests), executed by Borrower and delivered as of the date hereof to the Lenders pursuant hereto. If a Lender's Percentage Interest shall change from time to time, Borrower shall issue a new Revolving Note to such Lender reflecting such new Percentage Interest in the Revolving Loan.

     4.   Amendments to Section 2.1(b)).  Subsection (b) of Section
2.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

          (b) Borrower shall not permit the outstanding amount of the Revolving Loan (including Letters of Credit) to at any time exceed the Loan Availability at such time. If any such excess occurs, Borrower shall, and Borrower shall cause each of its Subsidiaries to, forthwith make such payments and take such other action as may be necessary to eliminate such excess.

     5. Amendments to Section 2.3. Effective January 1, 1994, the third sentence of the second unnumbered paragraph of Section
2.3 of the Loan Agreement is hereby amended to read in its entirety as follows:

     Agent will generally not process any such application involving a Letter of Credit that is not subject to the Uniform Custom and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500 (the "UCP"), any amendments thereto, and any other applicable laws, to the extent not inconsistent with the UCP.

     6.   Amendments to Section 2.4.  Section 2.4 of the Loan
Agreement is hereby amended to read in its entirety as follows:

          2.4  Manner of Borrowing; Reaffirmation of
     Representations and Warranties; No Default.

          (a) On the second Business Day following the end of each week, unless sooner requested by Agent, Borrower shall provide Agent with Borrowing Base Certificates for itself and for each Subsidiary on a consolidating basis in the form attached hereto as Exhibit A for such week.

          (b) Except with respect to Advances made in compliance with the provisions of Section 2.4(c) hereof, each Advance shall be made on notice, given by the Borrower to Agent not later than 1:00 p.m., New York City time, on the date of the proposed Advance, in the case of a Base Rate Advance; on the third Business Day prior to the date of the proposed Advance, in the case of a LIBOR Advance; and on the fifth Business Day prior to the date of the proposed issuance of a Letter of Credit, in the case of an Advance that is to be made as a Letter of Credit. Each such notice of an Advance (a "Notice of Borrowing") shall be in writing, in substantially the form of Exhibit F, specifying therein (i) the date of such Advance, which shall be a Business Day, (ii) the Type of Advance comprising such Advance, (iii) the aggregate amount of such Advance, which, in the case of a LIBOR Advance, shall be specified in such manner as is necessary to comply with all limitations on Loans and LIBOR Loans outstanding hereunder, and (iv) if an Advance will be made to fund an advance to a Subsidiary pursuant to a Subsidiary Loan Agreement, the Subsidiary to which the Advance will be subsequently made pursuant to the applicable Subsidiary Loan Agreement. Subject to the terms and conditions of this Agreement, Agent shall fund on such date the amount of any Advance (including Advances made in compliance with the provisions of Section 2.4(c) hereof) on behalf of the Lenders for which the Agent has received proper notice. Except with respect to Advances made in compliance with the provisions of Section 2.4(c) hereof, each request by Borrower for an Advance, and the acceptance by Borrower of the proceeds or benefits thereof, shall be deemed to constitute a representation and warranty by the Borrower that, as of both the date of the request and the date on which such Advance is made:

     (A) each of the representations and warranties (other than representations and warranties that expressly speak only as of a specified different date) made by Borrower in this Agreement and in each of the Loan Documents is true and correct in all material respects;

     (B) no Default or Event of Default has occurred and is continuing or would result from the making of an Advance or issuance of a Letter of Credit; and

     (C) no material adverse change, as determined by Agent in its reasonable discretion, in the financial condition or operations of either the Borrower individually, or the Borrower and the Subsidiaries, on a consolidated basis, shall have occurred (a) at any time or times subsequent to the most recent annual financial statements provided pursuant to Section 11.2, and (b) prior to the receipt of the first of such statements, at any time subsequent to August 31, 1993.

          (c) Notwithstanding the provisions of Section 2.4(b) above, each Lender shall, severally and not jointly, lend to Borrower on its request such Lender's Percentage Interest of an amount equal to the Excess Airbag Royalties Payment which is then included in any then existing Excess Airbag Royalties Reserve and which has not theretofore been advanced to Borrower pursuant to this Section 2.4(c); provided, however, that (i) Borrower shall notify Agent (in accordance with the provisions of the second sentence of Section 2.4(b)) not later than 1:00 p.m. (New York City time) five days before the date of any reborrowing of any Excess Airbag Royalties Payment;
     (ii) such amount, when aggregated with the principal sum of all other Obligations then outstanding on account of Advances, shall not exceed the Maximum Revolving Advance Amount; and
     (iii) each request by Borrower for a reborrowing of such Excess Airbag Royalties Payment, and the acceptance by Borrower of the proceeds or benefits thereof, shall be deemed to constitute a representation and warranty by Borrower that, as of both the date of the request and the date on which such Advance is made:

     (A) no Default or Event of Default (constituting a payment default) shall have occurred and be continuing or would occur as a result thereof;

     (B) no insolvency proceeding or any other proceeding of the type referred to in Section 23.1(c) has been commenced by or against Borrower;

     (C) this Agreement, the Revolving Notes, the Obligations then existing hereunder and the Obligation created by the provisions of this Section 2.4(c) are and will be legal, valid and binding obligations of Borrower; and

     (D) Borrower is then a corporation duly organized and validly existing under the laws of the state of its incorporation.

          (d) Agent's obligation to fund any Advance under this Agreement shall be subject to (i) Agent's receipt of all applications, certificates, consents, schedules, instruments, security agreements, financing statements, opinions and other documents which are provided for hereunder or under the other Loan Documents or which Agent may reasonably request, and (ii) Borrower's eligibility for such Advance as indicated by the Borrowing Base Certificate most recently provided to Agent prior to the date on which the Advance is requested to be made.

          (e) In lieu of delivering a Notice of Borrowing, the Borrower may give the Agent telephonic notice of any requested Advance by the required time; provided, however, that such notice shall be confirmed in writing by delivery to the Agent
     (A) immediately of a telecopy of a Notice of Borrowing which has been signed by an authorized officer of the Borrower containing all information required to be contained in a Notice of Borrowing, and (B) promptly (and in no event later than three (3) Business Days after the funding date) of a Notice of Borrowing containing the original signature of an authorized officer of Borrower.

     7. Addition of Article 3A. A new Article 3A shall be added to the Loan Agreement immediately after the end of Article 3 thereof and shall read as follows:

     3A.  CERTAIN PROVISIONS RELATING TO ALL LOANS.

          3A.1 Continuations and Conversions. The Borrower may, subject to the provisions of Section 3A.2 hereof and so long as no Default or Event of Default has occurred and continues to exist, elect (a) to continue (a "Continuation") any outstanding LIBOR Loan or any portion thereof as a LIBOR Loan, and (b) to convert (a "Conversion") outstanding Base Rate Loans or any portion thereof from Base Rate Loans into LIBOR Loans. Each such election shall be made by notice given not later than 1:00 p.m. (New York City time) on the third Business Day prior to the date of any such Continuation and/or Conversion by the Borrower to Agent. Such notice by the Borrower of a Continuation and/or Conversion (a "Notice of Continuation and/or Conversion") shall be in writing, in substantially the form of Exhibit G, specifying (i) the date of such Continuation and/or Conversion, which shall commence on the last day of the then existing Interest Period, if any, or such other Business Day as is specified by the Borrower in compliance with the terms hereof, if there is no then existing Interest Period, (ii) the amount of the Loans subject to such Continuation and/or Conversion, which shall be specified in such manner as is necessary to comply with all limitations on Loans and LIBOR Loans outstanding hereunder, and (iii) if the LIBOR Loan that is subject to such Notice of Continuation and/or Conversion has been or will be made to fund an advance to a Subsidiary pursuant to a Subsidiary Loan Agreement, the Subsidiary to which the advance has been or will be subsequently made pursuant to the applicable Subsidiary Loan Agreement. Unless, on or before 1:00 p.m. (New York City time) of the third Business Day prior to the expiration of an Interest Period, the Agent shall have received a Notice of Continuation and/or Conversion from the Borrower requesting a Continuation for the entire LIBOR Loan or any portion thereof outstanding during such Interest Period, any amount of such LIBOR Loan remaining outstanding at the end of such Interest Period (or any unpaid portion of such LIBOR Loan not covered by a timely Notice of Continuation and/or Conversion) shall, upon the expiration of such Interest Period, be converted automatically into a Base Rate Loan, and the Borrower shall not select a LIBOR Loan or a Conversion of any Base Rate Loan for any subsequent Loan during the ninety day period following the expiration of such Interest Period.

          In lieu of delivering a Notice of Continuation and/or Conversion, the Borrower may give the Agent telephonic notice of any requested Continuation and/or Conversion by the required time; provided, however, that such notice shall be confirmed in writing by delivery to the Agent (A) immediately of a telecopy of a Notice of Continuation and/or Conversion which has been signed by an authorized officer of the Borrower containing all information required to be contained in a Notice of Continuation and/or Conversion and (B) promptly (and in no event later than three (3) Business Days after the date of Continuation and Conversion) of a Notice of Continuation and/or Conversion containing the original signature of an authorized officer of Borrower.

          Each request by Borrower for a Continuation and/or
     Conversion, and the acceptance by the Borrower of the proceeds or benefits thereof, shall be deemed to constitute a representation and warranty by the Borrower that, as of both the date of the request and the date on which such Continuation and/or Conversion is made:

     (A) each of the representations and warranties (other than representations and warranties that expressly speak only as of a specified different date) made by Borrower in this Agreement and in each of the Loan Documents is true and correct in all material respects;

     (B) no Default or Event of Default has occurred and is continuing or would result from such Continuation and/or Conversion; and

     (C) no material adverse change, as determined by Agent in its reasonable discretion, in the financial condition or operations of either the Borrower individually, or the Borrower and the Subsidiaries, on a consolidated basis, shall have occurred (a) at any time or times subsequent to the most recent annual financial statements provided pursuant to Section 11.2, and (b) prior to the receipt of the first of such statements, at any time subsequent to August 31, 1993.

          3A.2 Certain Limitations on LIBOR Loans.  Anything in
     Section 2.4 or 3.A1 hereof to the contrary notwithstanding,

               (i) there shall not be outstanding at any time more than one Loan which consists of a LIBOR Loan, it being understood that all Advances made as LIBOR Loans pursuant to subsections (b) and (c) of Section 2.4 hereof and all LIBOR Loans resulting from Continuations and/or Conversions pursuant to Section 3A.1 above shall constitute a single LIBOR Loan for the purposes of this clause (i) if they have the same Interest Period;

              (ii) all Reimbursement Obligations shall, at all times, constitute and consist of Base Rate Loans;

             (iii) all Advances made as LIBOR Loans pursuant to subsections (b) and (c) of Section 2.4 hereof and all LIBOR Loans resulting from Continuations and/or Conversions pursuant to Section 3A.1 hereof shall be in such amounts so that, after giving effect thereto, the aggregate principal amount of all LIBOR Loans having the same Interest Period shall not be less than $5,000,000 or whole multiples of $1,000,000 in excess thereof,

              (iv) the maximum aggregate principal amount of LIBOR Loans shall not, at any time, exceed $50,000,000;

               (v) the Borrower shall maintain a sufficient amount of Base Rate Loans so that the application of the proceeds of Collateral in accordance with Section 13 will not necessitate a payment of any reasonably projected portion of a LIBOR Loan on a day other than the last day of the Interest Period applicable thereto; and

               (vi) no Interest Period selected with respect to the Term Loan may extend beyond a principal repayment date for the Term Loan unless after giving effect to such repayment the aggregate principal amount of LIBOR Loans with respect to the Term Loan shall be equal to or less than the unpaid principal amount to be outstanding under the Term Loan after such repayment date.

          3A.3 LIBOR Notices Irrevocable.  Each Notice of
     Borrowing, to the extent that it specifies an Advance that is to be comprised of a LIBOR Advance, and each Notice of Continuation and/or Conversion, to the extent that it specifies a Loan that is to be comprised of a LIBOR Loan, shall be irrevocable and binding on the Borrower.

          3A.4 Names of Authorized Signatories. The Borrower shall notify the Agent in writing of the names of the officers authorized to request Advances, Continuations and Conversions on behalf of the Borrower, and shall provide the Agent with a specimen signature of each such officer. The Agent shall be entitled to rely conclusively on such officer's authority to request Advances, Continuations and Conversions on behalf of the Borrower until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing or Notice of Continuation and/or Conversion, and, with respect to an oral request for Advances, Continuations or Conversions, the Agent shall have no duty to verify the identity of any individual representing himself as one of the officers of the Borrower authorized to make such request on behalf of the Borrower. The Agent shall not incur any liability to the Borrower as a result of acting upon any telephonic notice referred to in Section 2.4 or this Article 3A which notice the Agent believes in good faith to have been given by a duly authorized officer of the Borrower or other individual authorized to request Advances, Continuations or Conversions on behalf of the Borrower or for otherwise acting in good faith under Section 2.4 or this Article 3A, and, upon the funding of Loans or the effectuation of Conversions and Continuations by the Lenders or the Agent in accordance with this Agreement, pursuant to any such telephonic notices, the Borrower shall be deemed to have made a borrowing hereunder or effected a Continuation or Conversion hereunder.

          3A.5 Lending Affiliates. Any Lender may make, carry or transfer LIBOR Loans at, to or for the account of, any of its Lending Affiliates.

          3A.6 Additional Costs, Etc., With Respect to LIBOR Advances. (A) If in the determination of any Lender any applicable "law," which expression, as used in this Section 3A.6, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or any Lending Affiliate of any Lender by any central bank or other fiscal, monetary, or other authority (whether or not having the force of law) adopted, becoming effective, or any change in the interpretation or administration thereof, or compliance by any Lender or any Lending Affiliate of any Lender maintaining any LIBOR Loan, in each case after the date hereof, shall in the case of LIBOR Loans:

               (i) subject any Lender or any Lending Affiliate of any Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to LIBOR Loans (other than taxes imposed on or measured by the overall net income of such Lender or Lending Affiliate), or

               (ii) change the taxation of payments to any Lender or any Lending Affiliate of principal or interest on or any other amount relating to any LIBOR Loans (other than taxes imposed on or measured by the overall net income of such Lender or Lending Affiliate), or

               (iii) impose or increase or render applicable any special deposit, assessment, insurance charge, reserve or liquidity or other similar requirement (whether or not having the force of law) against assets held by, or deposits in or for the account of or loans by any Lender or any Lending Affiliate of any Lender, or

               (iv) impose on any Lender or any Lending Affiliate of any Lender any other conditions or requirements with respect to LIBOR Loans,

     and the result of any of the foregoing is:

          I. to increase the cost to any Lender of making, funding or maintaining its LIBOR Loans, or

          II. to reduce the amount of principal, interest or other amount payable to any Lender hereunder on account of LIBOR Loans, or

          III. to require any Lender to make any payment or to forego any interest or other sum payable under this Agreement,

     then, and in each such case, Borrower will, upon demand made by any Lender at any time and from time to time and as often as the occasion therefor may arise, but without duplication of any other sums payable hereunder, pay to such Lender such additional amounts as will be sufficient to compensate such Lender for such additional cost, reduction, payment or foregone interest or other sum.

          (B) If, for any Interest Period, any Reference Lender shall be unable or otherwise fail to furnish quotations of rates to the Agent upon the Agent's request therefor as contemplated hereby, the LIBOR Rate for such Interest Period shall be determined on the basis of the quotations of the remaining Reference Lenders; provided, however, that if fewer than two Reference Lenders furnish timely quotations of rates for such Interest Period, the right of the Borrower to select the LIBOR Rate for such Interest Period shall be suspended until the circumstances causing such suspension shall no longer exist. Neither Agent nor any Lender shall in any event be responsible to Borrower in any way if the Agent is not able for any reason beyond its control to quote a LIBOR Rate with respect to any proposed Interest Period. If, on any proposed date of determination of a LIBOR Rate, the Agent shall determine (which determination shall be conclusive and binding on Borrower) that it is unable to determine the requested LIBOR Rate with respect to any proposed Interest Period, the Agent shall promptly notify Borrower of such determination.
     In such event, any then pending notice by Borrower requesting the making, Continuation or Conversion of a LIBOR Loan shall be deemed and shall constitute a request for the making of such Loan as, or the continuation or conversion of such Loan to, a Base Rate Loan.

          (C) If any Lender determines that either maintenance of a LIBOR Loan would violate any applicable law, or that deposits of a type and maturity appropriate to match fund any LIBOR Loan does not accurately reflect the cost of making or maintaining such a LIBOR Loan, then upon notice by such Lender to Agent, Agent shall suspend the availability of proposed LIBOR Loans, and Continuations thereof and Conversions thereto, so long as any such condition exists, and all affected LIBOR Loans, as the case may be, outstanding shall be immediately repaid upon notice to Borrower from any Lender to do so; provided, however, that if otherwise permitted under this Agreement Borrower may reborrow, as a Base Rate Advance, an amount equal to the principal amount of all such affected LIBOR Loans, as the case may be, so repaid.

          3A.7 Indemnification for Losses. Without limiting any of the other provisions of this Agreement, Borrower will, on demand by any Lender, at any time and from time to time and as often as the occasion therefor may arise, indemnify each Lender against any losses, costs or expenses which such Lender may at any time or from time to time sustain or incur with respect to any Notice of Borrowing, Notice of Continuation and/or Conversion or LIBOR Loan as a consequence of:

               (A)  the failure by Borrower to borrow any LIBOR
          Loan, or to continue any Loan as, or to convert any Loan to, a LIBOR Loan, in each case on the date of borrowing, Continuation or Conversion, as the case may be, designated by Borrower,

               (B) the failure by Borrower to pay, punctually on the due date thereof, any amount payable by Borrower under this Agreement, or

               (C)  the accelerated payment of Borrower's
          obligations under this Agreement as a result of an Event of Default or otherwise, or

               (D)  any voluntary or mandatory repayment or
          prepayment of any principal of any LIBOR Loan on a date other than the last day of the Interest Period relating to the principal so repaid or prepaid, whether pursuant to Section 5.1 or otherwise;

          Such losses, costs or expenses will include, but will not be limited to, the reimbursement for any loss (including loss of reasonably anticipated profits), expense or cost in liquidating or employing deposits acquired to fund any affected LIBOR Loan; provided, however, that such losses, costs or expenses will not include costs of redeployment of funds resulting from any mandatory repayment or prepayment of any principal of any LIBOR Loan on a date other than the last day of the Interest Period relating to the principal so repaid or prepaid if such mandatory repayment or prepayment was made pursuant to Section 3A.6(c).

          3A.8 Payments to be Free of Deductions. All payments (whether of principal, interest or otherwise) by the Borrower hereunder shall be made without setoff or counterclaim, and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any country or any political subdivision thereof or taxing or other authority therein unless Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon Borrower with respect to any amount payable by it hereunder, it will pay to Lenders, on the date on which such amount becomes due and payable hereunder and in Dollars, such additional amounts as shall be necessary to enable each Lender to receive the same amount which it would have received on such due date had no such obligation been imposed upon Borrower (net of any savings to such Lender). If Borrower shall be required by law to make such deduction or withholding it will also (i) pay directly to the relevant authority the full amount required to be deducted or withheld and (ii) promptly deliver to Lenders the official tax receipts or other appropriate evidence of payment. Moreover, if any such items are directly asserted against any Lender with respect to any payment received by such Lender, such Lender may pay such items and Borrower shall promptly pay such additional amounts as shall be necessary to enable each such Lender to receive the same amount it would have received had such items not been asserted.

          3A.9 Certificate. A certificate of any Lender, setting forth any additional amount required to be paid by Borrower to such Lender under any provision of Sections 3A.6 through 3A.8 hereof shall be submitted by such Lender to Borrower in connection with each demand made at any time by such Lender upon Borrower under any of such provisions. Such certificate, in the absence of manifest error, shall be conclusive as to the additional amount owed.

     8.   Amendments to Section 4.1.  Section 4.1 of the Loan
Agreement is hereby amended to read in its entirety as follows:

          4.1  Interest.

          (a) Borrower shall pay Agent, for the ratable benefit of Lenders, interest on the average daily outstanding principal amount of each Loan and all other Obligations (exclusive of Obligations which are then contingent or not yet matured) from the date of such Loan or other Obligation to the date such Loan or other Obligation is paid in full, at the following rates per annum:

               (i) Base Rate Loans and Obligations other than LIBOR Loans. If such Obligation is a Base Rate Loan or any other Obligation other than a LIBOR Loan, at a fluctuating rate which is equal to one percent (1.00%) per annum above the Base Rate in effect from time to time, each change in such fluctuating interest rate to take effect simultaneously with the corresponding change in the Base Rate.

               (ii) LIBOR Loans. If (and for such time as) such Loan is a LIBOR Loan, at a rate which is equal at all times during the Interest Period for such LIBOR Loan to three and one-quarter percent (3 1/4%) per annum above the LIBOR Rate.

          (b) Interest is payable in arrears monthly on the first day of each month prior to the occurrence of an Event of Default and, after the occurrence of an Event of Default, upon demand or monthly in the absence of a demand. The per annum applicable rate of interest shall be reduced by one-quarter of one percent (0.25%) per annum effective (and to be given retroactive effect to) January 1, 1995 if:

      (i) Agent has received from Borrower's accountants the audited annual financial statements required by Section
          11.2 hereof, which demonstrate to Agent's reasonable satisfaction that the consolidated operations of Borrower and the Subsidiaries for the year ending on December 31, 1994 have achieved or surpassed all of the financial projections described in Schedule 4.1-a;

     (ii) No Default, Event of Default or Subsidiary Event of
          Default has occurred and is continuing; and

    (iii) Borrower shall not be in default of any Indebtedness.

          (c) The rate of interest applicable to any period during which an Event of Default shall have occurred and is continuing, whether or not the maturity of any Obligation has been accelerated, shall be two percent (2%) per annum above the interest rate as otherwise determined under this Section 4.1.

          (d) In no event shall the total of all interest to be paid under this Agreement or under any Loan Document exceed the maximum rate permitted by law.

     9.   Amendments to Section 4.12.  Section 4.12 of the Loan
Agreement is hereby amended to read in its entirety as follows:

          4.12 Capital Adequacy. If either (i) the introduction of or any change in or in the interpretation of any law or regulation, or (ii) compliance by any Lender, or by any Lending Affiliate of any Lender maintaining any LIBOR Loan, with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the rate of return (other than an increase in the rate of income taxes to be paid by any Lender or any Lending Affiliate of any Lender) on the amount of capital or assets required or expected to be maintained by such Lender or Lending Affiliate or any Person controlling such Lender or Lending Affiliate as a consequence of, as determined by such Lender, in its sole discretion, the existence of such Lender's commitments or obligations under this Agreement or any of the other Loan Documents, then, upon demand by such Lender, the Borrower shall, but without duplication of any other sums payable hereunder, immediately pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances. A certificate of any Lender, setting forth any additional amount required to be paid by Borrower to such Lender under this Section 4.12, shall be submitted by such Lender to Borrower in connection with each demand made at any time by such Lender upon Borrower under this Section. Such certificate, in the absence of manifest error, shall be conclusive as to the additional amount owed.

     10. Amendments to Sections 5.1 and 5.3 and Article 13. The following sentence shall be added to the end of each of Sections
5.1 and 5.3 of the Loan Agreement and to the end of the first paragraph of Article 13 of the Loan Agreement:

     Any prepayment of any LIBOR Loan shall be accompanied by payment of any amounts required under Section 5.4(b) hereof.

     11.  Amendments to Section 5.2.  Section 5.2 of the Loan
Agreement is hereby amended to read in its entirety as follows:

          5.2 Excess Cash Flow. Promptly after each of Borrower's audited annual financial statements referred to in
     Section 11.2 hereof becomes available, but in any case within ninety (90) days following each fiscal year of Borrower, Borrower shall pay to Agent fifty percent (50%) of Excess Cash Flow for such fiscal year to be applied by the Agent to prepay the Term Loan or, if so determined in the Required Lenders'
     sole discretion, to the Revolving Loan.   To the extent Agent
     so determines to apply any such payment to the Term Loan, such payment shall be applied to unpaid installments in the inverse order of maturity, and shall be a permanent reduction of the Term Loan; to the extent any such payment is applied to the Revolving Loan, it shall not result in a reduction of the Maximum Revolving Advance Amount but shall be a permanent reserve against (and thus a reduction of the amount of) the aggregate amount calculated pursuant to clause (b) of the definition of the term "Maximum Individual Subsidiary Revolving Advance Amount." Agent may establish, in its reasonable discretion, quarterly reserves against borrowing availability based on Borrower's projected Excess Cash Flow for each year. Any prepayment of any LIBOR Loan shall be accompanied by payment of any amounts required under Section 5.4(b) hereof.

     12. Addition of Section 5.4 A new Section 5.4 shall be added to the Loan Agreement and shall read as follows:

          5.4  Prepayment of LIBOR Loans.

          (a) If any prepayment of any principal of any Loan is made at any time, such prepayment shall be applied to LIBOR Loans outstanding at such time if so required pursuant to the terms hereof. Otherwise, such prepayment shall be applied first to Base Rate Loans outstanding at such time and then to LIBOR Loans outstanding at such time.

          (b) If any payment of principal of any LIBOR Loan is made other than on the last day of the Interest Period for such Loan, as a result of a payment pursuant to Section 5.1,
     5.2 or 5.3 hereof or Article 13 hereof, acceleration of the maturity of the Advances pursuant to Section 23.2 hereof, or for any other reason, the Borrower shall, upon demand by any Lender, pay to such Lender any amounts required pursuant to
     Section 3A.7. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 5.1, 5.2 and
     5.3 hereof, this Section 5.4 and Article 13 hereof shall survive the payment in full of principal, interest and fees hereunder.

     13.  Amendments to Section 7.1(b).  Effective as of October
22, 1993, subsection (b) of Section 7.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

          (b) As further security for all such Obligations, Borrower has delivered the Mortgages to Agent on each parcel of Real Estate owned by it or the Subsidiaries as of October 22, 1993 (other than the parcel owned by Talley Defense Systems, Inc. and located at 4551 East McKellips Street, Mesa, Arizona, and the parcel owned by Waterbury Companies, Inc. and located at 100 Calhoun Street, Independence, Louisiana). If Borrower or any Subsidiary shall hereafter acquire a fee interest in any other real estate, Borrower shall immediately advise Agent, and upon Agent's request, Borrower shall, or shall cause the relevant Subsidiary to, give to Agent, for its benefit and the ratable benefit of the Lenders, a first (subject only to Permitted Liens) mortgage or deed of trust on such property.

     14.  Amendments to Section 9.2.  Effective as of October 22,
1993, Section 9.2 of the Loan Agreement is hereby amended to read in its entirety as follows:

          9.2 Executive Offices. Borrower's chief executive office and principal place of business is at the address set forth above or at such other address to which such chief executive office and principal place of business have moved in compliance with Section 17.14 hereof.

     15.  Amendments to Sections 9.6, 9.9, 9.10 and 9.11.
Effective as of October 22, 1993, the words "As of October 22, 1993," shall be added to the beginning of each sentence of Section 9.6, and to the beginning of each of Sections 9.9, 9.10 and 9.11 of the Loan Agreement, and the first letter of the respective first words immediately thereafter (other than in Section 9.10 of the Loan Agreement) shall be reduced to lower case.

     16.  Amendments to Section 9.7.  Effective as of October 22,
1993, Section 9.7 of the Loan Agreement is hereby amended to read in its entirety as follows:

          9.7 Forecasts. As of October 22, 1993, Borrower has delivered to Agent and Lenders forecasted financial statements consisting of consolidated and consolidating balance sheets, cash flow statements and income statements of Borrower together with appropriate supporting details and a statement of the underlying assumptions, ranges and limitations (the "Closing Date Forecasts"). The Closing Date Forecasts cover the five-year period commencing on January 1, 1993 and have been prepared on a monthly basis for each of the first twelve
     (12) months and on an annual basis thereafter. As of October 22, 1993 with respect to the Closing Date Forecasts, and as of the respective date when delivered with respect to each of the Latest Forecasts, each of such Forecasts (a) have been prepared by Borrower in good faith and in the light of the past business of Borrower and with a good faith belief in the reasonableness of the assumptions on which the Forecasts were based, (b) disclose all material or significant assumptions used in preparation thereof, (c) represent the good faith opinion of Borrower and its senior management as to the most probable course of Borrower's consolidated business and (d) fairly present the information which they purport to show. Except as noted therein, the practices followed in preparing such Forecasts do not materially differ from practices usually followed by Borrower and its Subsidiaries in the preparation of financial forecasts in good faith and in the regular course of an ongoing business.

     17.  Amendments to Section 9.8.  Effective as of October 22,
1993, Section 9.8 of the Loan Agreement is hereby amended to read in its entirety as follows:

          9.8 Documents Delivered to Agent and Lenders. All data, reports and information which Borrower and each Subsidiary have supplied or will supply to Agent and Lenders or caused to be supplied by a third party on their behalf in connection with the obtaining of the credit provided for in this Agreement or in connection with its business transactions giving rise to Borrower's seeking such credit, including without limitation, the Registration Statement (such data, reports and information with respect to Borrower or any Subsidiary individually shall be taken as a whole), are complete and accurate as of the date when supplied to Agent and Lenders and contain no material omission or misstatement as of the date when supplied to Agent and Lenders, are not misleading as of the date when supplied to Agent and Lenders, and as of such date contain no material information the subject of which has changed materially and adversely without Borrower having notified Agent and Lenders of such change in writing.

     18. Amendments to Section 9.14. Effective as of October 22, 1993, Section 9.14 of the Loan Agreement is hereby amended to read in its entirety as follows:

          9.14 Compliance with Tax Laws. Holdings, Borrower and each Subsidiary have in all material respects accurately prepared and timely filed all tax returns (federal, state or local) required to be filed and paid all taxes shown thereon to be due including interest and penalties or has provided adequate reserves therefor. Except as set forth on Schedule
     9.14 or as otherwise expressly permitted pursuant to Section
     16.3 hereof, no assessments or proposed adjustment of federal or state income taxes or other material state, municipal or local taxes are pending or have been made against Holdings, Borrower or any Subsidiary by any taxing authority nor has any penalty or deficiency been made by any such authority and Borrower has no knowledge of any proposed liability for any such tax to be imposed against Borrower, Holdings or any Subsidiary. As of October 22, 1993, no federal or other income tax return of Holdings, Borrower or any Subsidiary is presently being audited by the Internal Revenue Service or any state or local tax authority nor are the results of any prior audit by the Internal Revenue Service or any state or local tax authority being contested by Holdings, Borrower or any Subsidiary except as specifically described on Schedule 9.14 hereto.

     19. Amendments to Section 9.15. Effective as of October 22, 1993, Section 9.15 of the Loan Agreement is hereby amended to read in its entirety as follows:

          9.15 Proceedings and Litigation. No action, investigation (known to Borrower) or proceeding is now pending or, to Borrower's knowledge, threatened against Holdings, Borrower or any Subsidiary at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of the federal or any state government or of any municipal government or any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, (a) that is likely to be material to Holdings or Borrower (each on a consolidated basis), except as specifically described in Schedule 9.15 hereto, and (b) such other actions, investigations and proceedings of which Borrower has given notice to Agent as required, pursuant to Section 16.7, none of which other actions, investigations and proceedings is likely to have a material adverse effect on the business, property, financial condition or prospects of Holdings or Borrower (each on a consolidated basis). Neither Holdings, nor Borrower nor any Subsidiary has accepted liability for any such action or proceeding.

     20.  Amendments to Sections 9.17 and 9.18.  Effective as of
October 22, 1993, Sections 9.17 and 9.18 of the Loan Agreement are hereby amended to read in their entirety as follows:

          9.17 Location of Receivables Records. Borrower and the Subsidiaries maintain their respective records relating to their respective Receivables at the addresses listed on
     Schedule 9.17 hereto or at such other address to which such records have been moved in compliance with Section 17.14 hereof (in the case of Borrower) or Section 18.13 of the relevant Subsidiary Loan Agreement (in the case of any Subsidiary).

          9.18 Location of Inventory. Borrower and the Subsidiaries maintain their respective Inventory at the addresses listed on Schedule 9.18 hereto or at such other address to which such Inventory has been moved in compliance with Section 17.14 hereof (in the case of Borrower) or Section
     18.13 of the relevant Subsidiary Loan Agreement (in the case of any Subsidiary) except for (a) Inventory in transit or (b) Inventory being processed by third parties not exceeding One Hundred Thousand Dollars ($100,000) in aggregate fair market value.

     21. Amendments to Section 9.19. Effective as of October 22, 1993, the first sentence of Section 9.19 of the Loan Agreement is hereby amended to read in its entirety as follows:

     Annexed hereto as Schedule 9.19 is a description of all Borrower's and the Subsidiaries' respective Equipment and describing the places where the same is located as of October 22, 1993.

     22. Amendments to Sections 9.20, 9.21 and 9.23. Effective as of October 22, 1993, the words "or as is otherwise permitted pursuant to Article 17 hereof" shall be added immediately before the period at the end of each of Sections 9.20 and 9.21 of the Loan Agreement and immediately before the first comma in Section 9.23 of the Loan Agreement.

     23. Amendments to Section 9.28. Effective as of October 22, 1993, Section 9.28 of the Loan Agreement is hereby amended to read in its entirety as follows:

          9.28 Employees. Borrower and the Subsidiaries have no union contract except (a) as of October 22, 1993, as set forth in Schedule 9.28 hereto, (b) amendments or replacements of the union contracts set forth in Schedule 9.28 hereto which in any such case has not had and could not reasonably be expected to have a material adverse effect on the ability of the Borrower or any Subsidiary to perform its respective obligations under the Loan Documents or the Subsidiary Loan Agreements or on the business, operations, assets, conditions (financial or otherwise) or prospects of Borrower or any Subsidiary, and (c) such other union contracts as to which Borrower has given notice to Agent and which shall have been entered into following good faith bargaining between Borrower or a Subsidiary and those of its employees covered thereby and without any strike, work stoppage or other similar action by Borrower's or any Subsidiary's employees against Borrower or such Subsidiary or the threat thereof. Borrower and the Subsidiaries have no labor controversy presently existing or, to Borrower's knowledge, threatened which may result in a strike or work stoppage against Borrower or any Subsidiary.

     24. Amendments to Section 11.2. The words ", but in any case the separate financial statements of Waterbury Companies, Inc. and Talley Metals Technology, Inc." shall be deleted from the first parenthetical phrase set forth in clause (ii) of Subsection (a) of
Section 11.2 of the Loan Agreement. In addition, the word "and" immediately before the beginning of subsection (b) of such Section shall be deleted and the following text shall be added immediately after the semi-colon at the end of such Section:

     and (c) the Borrower shall consult with the Agent in advance of each yearly audit of the Borrower's consolidated financial statements to ensure that the scope of the independent auditor's audit review with respect to Waterbury Companies, Inc. and Talley Metals Technology, Inc. is satisfactory to the Agent, and the Borrower shall instruct its independent auditors to conduct a restricted scope review (which shall include a full scope audit of Inventory and Receivables) with respect to Waterbury Companies, Inc. and Talley Metals Technology, Inc. for the year ended December 31, 1993;

     25. Amendments to Section 11.3. Effective as of October 22, 1993, Section 11.3 of the Loan Agreement is hereby amended to read in its entirety as follows:

          11.3 Forecasts. At least fifteen (15) days but not more than sixty (60) days prior to the end of each fiscal year of Borrower, forecasts (the "Latest Forecasts") prepared in a manner consistent with Borrower's and Holdings' past practices and in such further reasonable detail as Agent may request consisting of projected consolidated and consolidating (by Subsidiary and Borrower) balance sheets, and income, availability and cash flow statements of the Borrower and the Subsidiaries and a consolidated and consolidating borrowing availability forecast of the Borrower and the Subsidiaries (based upon the derived calculations or amounts listed on Schedule 2.1 hereto), on a monthly basis for each of the forthcoming twelve (12) months, month by month, together with such appropriate supporting details and statements of assumptions, all as Agent may reasonably request; provided, however, that separate annual forecasts with respect to any of Talley Automotive Products, Inc., Talley International Investment Corporation and WDC, Inc. shall not be required to be delivered pursuant to this Section 11.3 if and so long as such Subsidiaries are and remain inactive;

     26. Amendments to Section 14.2. The designation "(a)" shall be inserted immediately before the first sentence of Section 14.2 of the Loan Agreement, and a new Subsection (b) shall be added to
Section 14.2 of the Loan Agreement and shall read as follows:

          (b) All Inventory now owned or hereafter acquired by Borrower or any Subsidiary will be kept at the location or locations shown on Schedule 9.18 opposite Borrower's or such Subsidiary's respective name except as permitted by this Agreement. Without the prior written consent of Agent, Borrower and the Subsidiaries will not at any time have or maintain in the State of Tennessee Inventory having a fair market value greater than $2,000,000 in the aggregate.

     27.  Amendment to Section 15.1.  Section 15.1 of the Loan
Agreement shall be amended to read in its entirety as follows:

          15.1 Description and Location; Records of Equipment. Annexed hereto as Schedule 9.19 is a description of all of Borrower's and each Subsidiary's present Equipment and describing the location where the same is kept. All Equipment now owned or hereafter acquired will be kept at the location or locations shown on said Schedule opposite Borrower's or such Subsidiary's respective name except as permitted by this Agreement. Borrower and each Subsidiary shall at all times hereafter keep correct and accurate records (consistent with records maintained by comparable businesses) itemizing and describing the location of all Equipment and the kind, type, age and condition of all material Equipment, Borrower's and such Subsidiary's cost therefor and accumulated depreciation thereof and retirements, sales, or other dispositions thereof, all of which records shall be available for examination during Borrower's or the Subsidiary's usual business hours on demand to any of the officers, employees or agents of Agent. Without the prior written consent of the Agent, Borrower and the Subsidiaries will not at any time have or maintain in the State of Maryland Equipment having a fair market value greater than $50,000 in the aggregate.

     28. Amendments to Section 17.9. Section 17.9 of the Loan Agreement shall be amended by deleting the word "and" immediately before the beginning of clause (viii) thereof, deleting the period at the end of such Section, inserting in lieu thereof "; and" and adding a new clause (ix) to such Section immediately thereafter to read as follows:

     (ix) through April 30, 1995, a loan by Borrower to the Talley Savings Plus Employee Stock Ownership Plan Trust in a maximum principal amount at any one time outstanding equal to the sum of $527,704.84 less the cumulative sum of regularly scheduled installments of principal paid or payable thereon after the date hereof and all other payments of principal paid thereon after the date hereof.

     29.  Amendments to Section 17.10.  Effective October 22, 1993,
Section 17.10 of the Loan Agreement shall be amended by deleting the word "and" at the end of Subsection (d) thereof, deleting the period at the end of Subsection (e) thereof, inserting in lieu thereof "; and" and adding a new Subsection (f) to such Section immediately thereafter to read as follows:

     (f) Through March 31, 1994, Liens in favor of Security Pacific Business Credit Inc. ("SPBC") on cash collateral, in the aggregate amount of $377,576.20 less the cumulative sum of all such cash released prior to March 31, 1994 by SPBC, as security for certain letters of credit outstanding on the date hereof caused to be issued by SPBC for the account of Talley Metals Technology, Inc. and Amcan Specialty Steels, Inc.

     30. Amendments to Section 17.11(e). The following proviso shall be added to Subsection (e) of Section 17.11 of the Loan
Agreement immediately after the semi-colon at the end of the first proviso thereto:

     and provided, further, that (i) at least 30 days prior to the Borrower's proposed reimbursement or payment of more than $100,000 in the aggregate of costs of the nature ("Reimbursable Costs") subject to the third sentence of
     Section 6 of the Cost Sharing Agreement during any fiscal year, the Borrower shall advise the Agent in writing to such effect and provide to the Agent such information as the Agent may request regarding such Reimbursable Costs and the anticipated level of Reimbursable Costs for such year; (ii) at least 30 days prior to the Borrower's proposed reimbursement or payment of more than $500,000 in the aggregate of Reimbursable Costs during any fiscal year, the Borrower shall advise the Agent in writing to such effect, shall provide to the Agent such information as the Agent may request regarding such Reimbursable Costs and shall demonstrate to the Agent's reasonable satisfaction that the Borrower's reimbursement or payment of Reimbursable Costs will neither cause the Borrower not to be Solvent nor result in the Borrower's inability to fund the anticipated cash requirements of the Borrower and its Subsidiaries, and such proposed reimbursement or payment of Reimbursable Costs will not be made by the Borrower unless and until such matters have been demonstrated to the Agent's reasonable satisfaction and the Agent has so notified the Borrower in writing; and (iii) in no event shall the Borrower reimburse or pay, or undertake to reimburse or pay, any costs or expenses under the Cost Sharing Agreement, whether as Reimbursable Costs or otherwise, to pay Holdings' interest expense in respect of the Discount Debentures;

     31. Amendments to Section 18.7. Effective as of October 22, 1993, the reference to "Forecasts" in the first sentence of Section
18.7 of the Loan Agreement shall be changed to "Closing Date
Forecasts."

     32.  Amendments to Section 22.3(e).  Section 22.3(e) of the
Loan Agreement is hereby amended to read in its entirety as follows:

          (e) The Agent will not, without the consent of all Lenders, agree to or take any other action to cause or permit any of the following, whether under this Agreement, any other Loan Document, the Airbag Collateral Security Agreement or the Subsidiary Loan Agreements: (i) any reduction in fees, commissions or principal of any Loan or any Subsidiary Loans;
     (ii) except as otherwise permitted pursuant to Section 22.3(f) hereof, release any material Collateral, collateral under the Subsidiary Loan Agreements, or Airbag Collateral; (iii) extend the date of termination of this Agreement; (iv) increase the amount of the Maximum Amount of the Facility or the Maximum Revolving Advance Amount; (v) reduce the interest rate payable under this Agreement; (vi) make any overadvances except Permitted Overadvances (as hereinafter defined); (vii) increase or fail to enforce the lending formulae in Schedule
     2.1 (including the definitions set forth therein), except that Agent may reduce the Stipulated Reserve to not less than $5,000,000; (viii) materially and adversely modify or reduce the Airbag Collateral or any of Lenders' rights or powers with respect to any material Collateral or the Subsidiary Loan Agreements; (ix) amend or modify Section 2.3 hereof, clauses
     (e) or (f) of Section 22.3 hereof, the definition of the term "Required Lenders," or any provision in any Loan Document that requires the consent, agreement or approval of all of the Lenders; or (x) modify the structure of the transactions contemplated by the Loan Documents and the Subsidiary Loan Agreements so as to materially and adversely affect the enforceability of such Documents and Agreements or the structure of the loans to Borrower and the Subsidiaries. Except for Permitted Overadvances, Agent shall not, without the prior written consent of the Required Lenders, enter into any waiver, consent or amendment under this Agreement, the other Loan Documents, the Subsidiary Loan Agreements or the Airbag Collateral Security Agreement or accelerate the maturity of the Obligations or terminate this Agreement upon the occurrence of an Event of Default; provided, however, except as provided in the immediately preceding sentence, Agent may consent to any immaterial departure from, or waive any immaterial Events of Default in, the Loan Documents and the Subsidiary Loan Agreements upon prompt notice thereof to Lenders.

          If any Lender fails to respond to the Agent's request for consent to any action (including those described above) for more than five (5) Business Days, then that Lender shall be deemed to have given its consent to the Agent's request. Each Lender agrees that it will not make or otherwise permit to exist any loans, advances, or other financial accommodations to or with the Borrower that are not expressly contemplated by this Agreement. The term "Permitted Overadvances" means (A) involuntary overadvances that may result from time to time due to the fact that any borrowing formulas set forth in the Loan Documents were exceeded (whether at the time of any Loan or otherwise) for any reason (other than the Agent's gross negligence or willful misconduct), including Collateral or a Subsidiary's collateral once eligible in fact being or becoming ineligible for any reason and the return of uncollected checks or other items applied to the reduction of the Loans or other Obligations, and resulting overadvances made by the Agent without Lenders' consent for up to thirty
     (30) days after discovering the unintentional overadvance, provided that the Agent does not during that period voluntarily increase the amount by which the borrowing formulas had been exceeded as of the start of that period and further the aggregate amount of the "out of formula" Advances does not exceed $2,500,000, and (B) voluntary overadvances made by the Agent in its sole discretion to protect or preserve Collateral which shall (x) not cause the Obligations to exceed Loan Availability by an amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) at any one time outstanding, and (y) not be made on a date which is beyond ninety (90) days after the first voluntary overadvance is made during such overadvance period, or (z) be with the consent of all Lenders. To the extent any Permitted Overadvances are made, each Lender shall bear its Percentage Interest thereof.

     33.  Addition of Subsection (f) to Section 22.3.  A new
Subsection (f) shall be added to Section 22.3 of the Loan Agreement immediately after the end of Subsection (e) of such Section 22.3 and shall read as follows:

          (f) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Liens granted to or held by the Agent, for the benefit of the Agent or the Lenders, upon any Collateral, collateral under the Subsidiary Loan Agreements or Airbag Collateral (i) pursuant to Section 7.4 hereof; (ii) constituting property being sold or disposed of if the Borrower and any applicable Subsidiary certifies to the Agent that the sale or disposition is made in compliance with this Agreement and any applicable Subsidiary Loan Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property being sold or disposed of if such sale or disposition is otherwise approved, authorized or ratified in writing by the Lenders; (iv) constituting property leased to the applicable Borrower or Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or any applicable Subsidiary Loan Agreement or which will expire imminently and which has not been, and is not intended by such Borrower or Subsidiary to be, renewed or extended; or (v) if otherwise approved, authorized or ratified in writing by the Lenders. Nevertheless, the Agent shall not be required to execute any release document on terms which, in the Agent's opinion, could expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse, representation or war-

     ranty, and such release shall not in any manner discharge, affect or impair the Obligations (or Obligations under the Subsidiary Loan Agreements) or any Liens (other than those expressly being released) upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by such Borrower or Subsidiary, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral, collateral under the Subsidiary Loan Agreements or Airbag Collateral, as the case may be.

     34.  Amendments to Section 22.4(a).  The first sentence of
Section 22.4(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

     Each Lender shall pay to the Agent upon demand, in readily available funds, all sums necessary to maintain its Percentage Interest in the Loans (provided, however, ANB shall not be obligated to pay to Agent in respect of the principal amount of Revolving Loans more than $16,666,667), together with its Percentage Interest of Extraordinary Expenses and Permitted Overadvances.

     35. Amendments to Section 25.3. The address for notice to Agent or TBCC set forth in Section 25.3 of the Loan Agreement is deleted, and the following is substituted therefor:

     If to Agent or TBCC:     Transamerica Business Credit
                              Corporation
                              555 Theodore Fremd Avenue
                              Rye, New York  10580
                              Attn:  Steven Fischer

     With a copy to:          Rogers & Wells
                              200 Park Avenue
                              New York, New York 10166
                              Attn:  Alan M. Christenfeld, Esq.


The address for notice to Agent or TBCC set forth in all other Loan Documents shall be changed identically.

     36.  Amendments to Schedule 1.2.  Schedule 1.2 to the Loan
Agreement is hereby amended in its entirety by replacing such Schedule with the Schedule attached hereto as Schedule 1.2

     37. Amendments to Exhibits D-1 and D-2. Exhibits D-1 and D-2 to the Agreement shall be amended in their entirety by replacing such Exhibits with the Exhibits D-1 and D-2, respectively, annexed hereto.

     38. Certain Technical Amendments. The word "Lender" shall be changed to the word "Agent" in clause (a) of the definition of Eligible Receivables set forth in Section 1.1 of the Loan Agreement, in the last sentence of Section 7.3, in Subsection (c) of Section 10.2 and in Subsection (d) of Section 24.6 of the Loan Agreement. The "Lender's" shall be changed to the word "Agent's" in Subsection (b) of Section 23.4 of the Loan Agreement. The word "Lender" shall be changed to the word "Lenders" in clause (n) of the definition of Eligible Receivables set forth in Section 1.1 of the Loan Agreement. The word "any" shall be inserted immediately after the words "compliance by" in Section 4.2 of the Loan Agreement. The word "such" shall be inserted immediately before the word "Lender" the first time such word appears in Section 16.11 of the Loan Agreement. The word "Lender" shall be changed to the words "Agent and/or Lenders" in clause (iii) of the last undesignated paragraph of Section 16.5 of the Loan Agreement.

     39. Allocations of Interest and Other Costs on Subsidiary Loan Agreements. Notwithstanding anything to the contrary contained in any Loan Document or any Subsidiary Loan Agreement, allocations to each of the Borrower's Subsidiaries of interest expense in respect of the Subsidiary Loan Agreements shall be made by the Borrower monthly, in arrears, and an allocation to each of the Borrower's Subsidiaries of increased costs, losses, expenses or other costs and amounts shall be made by the Borrower as and when they are incurred, in each case on a pro rated basis, to be determined by the Borrower and reasonably acceptable to the Agent, based on the average daily principal amount of each Subsidiary Loan (exclusive of the average daily sum of the undrawn face amounts of or unreimbursed drawings under any "Letters of Credit" (as defined in the Subsidiary Loan Agreements)) outstanding during the prior month. The Borrower shall furnish to the Agent, within 14 days after the end of each month, a report showing the Borrower's allocation of interest expense among the Subsidiaries, on a Subsidiary-by-Subsidiary basis, together with such explanation thereof and supporting detail therefor as the Agent may require, all of which shall be in form and substance reasonably satisfactory to the Agent.

     40.  Exhibits.  The Exhibits F and G added to the Loan
Agreement pursuant to this Amendment shall be in the forms of Exhibits F and G, respectively, attached hereto.

     41. Conditions to Effectiveness. This Amendment shall be effective as of the date first above written upon satisfaction of the following conditions precedent:

          41.1. Documents from Borrower. The Agent shall have received the following conforming to the requirements hereof and in form and substance satisfactory to the Agent, the Lenders and their respective counsel and executed by a duly authorized officer of
Borrower:

          (a)  This Amendment;

          (b) New Revolving Notes to each of the Lenders, in exchange for the respective Revolving Notes held by such Lenders immediately prior to such exchange and in the principal amounts of such Lenders' respective Percentage Interests of the Maximum Revolving Advance Amount after giving effect to this Amendment; and

          (c) New Term Notes to each of the Lenders, in exchange for the respective Term Notes held by such Lenders immediately prior to such exchange and in the principal amounts of such Lenders' respective Percentage Interests of the Term Loan.

          41.2. Amendments to Subsidiary Loan Documents. The Borrower and each Subsidiary shall have executed an amendment (the "Subsidiary Amendment") to their respective Subsidiary Loan Agreement, substantially in the form of Exhibit Z-1 attached hereto, and shall have delivered such other documents and instruments in connection therewith as the Agent shall require, each in form and substance satisfactory to the Agent.

          41.3. Confirmation of Loan Documents. Each Subsidiary shall have executed the Confirmation of Loan Documents set forth below.

          41.4. Amendments to Guaranties. Each Subsidiary shall have executed an amendment (the "Subsidiary Guaranty Amendment") to their respective Guaranty, substantially in the form of Exhibit Z-2 attached hereto, and shall have delivered such other documents and instruments in connection therewith as the Agent shall require, each in form and substance satisfactory to the Agent.

          41.5. Legal Opinions. The Agent shall have received an opinion of Messrs. Meyer, Hendricks, Victor, Osborn & Maledon, P.A., counsel to Borrower relying in part upon the opinion of Messrs. Donovan Leisure Newton & Irvine, New York counsel to the Borrower, each addressed to the Agent and the Lenders and in form and substance satisfactory to the Agent.

          41.6. Corporate Proceedings. The Agent shall have received a copy of the resolutions (in form and substance reasonably satisfactory to Agent) of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Amendment, the documents referred to in Section 41.2 hereof, the new Revolving Notes, the new Term Notes and the other Loan Documents contemplated hereby and thereby, and (ii) the consummation of the transactions contemplated hereby and thereby, all certified by the Secretary or an Assistant Secretary of the Borrower on the date hereof. Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificate.

          41.7.  No Defaults.  No Default, Event of Default or
Subsidiary Event of Default shall have occurred and be existing either before or immediately after giving effect to this Amendment.

          41.8. Representations and Warranties True. The representations and warranties contained herein, in the Loan Agreement and in all other Loan Documents (other than representations and warranties that expressly speak only as of a specified different date) shall be true and correct both as of the date hereof and immediately after giving effect to this Amendment.

          41.9. Certificate of Officers. The Agent shall have received a certificate, in form and substance satisfactory to the Agent, dated the date of the effectiveness of this Amendment and signed by the President or a Vice President and the Treasurer or Controller of the Borrower certifying that the conditions set forth in this Section 41 have been fulfilled and as to such other matters as the Agent shall reasonably require.

          41.10. Other Conditions. The Agent shall have received such other agreements, opinions, certificates, representations, instruments and other documents as it may reasonably require, all in form and substance satisfactory to the Agent.

     42. Mortgage Amendments and Title Policy Endorsements. The Borrower covenants and agrees to execute and deliver, and to cause to be executed and delivered, to the Agent, within seventy-five
(75) days after the date hereof, such amendments or modifications to the Mortgages and assignments of the Mortgages, if any, heretofore delivered by Borrower and the Subsidiaries to Lender, and, within one hundred fifty (150) days after the date hereof, such endorsements to the policies of title insurance with respect thereto, as the Agent shall reasonably require to confirm that the Mortgages and assignments of the Mortgages continue to be valid and grant a first priority perfected Lien on the Real Estate covered thereby, free and clear of all defects and encumbrances other than as Agent may approve, to secure the repayment of the Obligations after giving effect to this Amendment, all prior amendments of the Loan Agreement, and the Subsidiary Guaranty Amendment.

     43. Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Agent that (i) the execution, delivery and performance of this Amendment and the other documents and instruments to be executed and delivered in connection herewith by the Borrower and its Affiliates are within their respective corporate powers and have been duly authorized by all necessary corporate action, (ii) no consent, approval, authorization of, or declaration or filing with, any governmental or public authority, and no consent of any other Person, is required in connection with the execution, delivery and performance of this Amendment and the other documents and instruments to be executed and delivered in connection herewith by the Borrower and its Affiliates, except for those already duly obtained, (iii) this Amendment and the other documents and instruments to be executed and delivered in connection herewith by the Borrower and its Affiliates have been duly executed by the Borrower and such Affiliates and constitute the legal, valid and binding obligation of the Borrower and such Affiliates, enforceable against them in accordance with their terms, (iv) the execution, delivery and performance by the Borrower and its Affiliates of this Amendment and the other documents and instruments to be executed and delivered in connection herewith by the Borrower and its Affiliates do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of the Borrower or any of its Affiliates by reason of the terms of (a) any contract, mortgage, Lien, lease, agreement, indenture, or instrument to which the Borrower or such Affiliate is a party or which is binding upon it, (b) any requirement of law applicable to the Borrower or such Affiliate, or (c) the Certificate or Articles of Incorporation or By-Laws of the Borrower or such Affiliate, (v) no event has occurred and is continuing which constitutes a Default, an Event of Default or a Subsidiary Event of Default, and (vi) no change or development or event involving a prospective change, which in any such case has had or could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents or on the business, operations, assets, conditions (financial or otherwise) or prospects of Borrower on a consolidated basis, has occurred and is continuing.

     44. Authorization to Sign Amendments to Subsidiary Loan Documents and other Documents. By their signatures below, the Lenders hereby authorize TBCC, as Agent and as collateral agent for the Lenders and the Senior Note Trustee under the Airbag Collateral Security Agreement, to consent to the execution and delivery of the Subsidiary Amendments, substantially in the form of Exhibit Z-1 attached hereto, and to execute the Subsidiary Guaranty Amendment; to consent to the delivery of such other documents and instruments in connection therewith as the Agent shall require, each in form and substance satisfactory to the Agent; and to execute and deliver such written consents and other documents or instruments in connection therewith as the Agent shall deem appropriate.

     45.  Reference to and Effect on Loan Documents.

          45.1. On and after the date hereof, each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference in the other Loan Documents to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

          45.2. Except as specifically amended above, all of the terms of the Loan Agreement shall remain unchanged and in full force and effect.

          45.3. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any Default, Event of Default or Subsidiary Event of Default, nor as a waiver of any right, power or remedy of any Lender or the Agent under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents.

     46. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered (including delivery by telecopier) shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

     47. Governing Law. This Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York.

     48. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment or be given any substantive effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

                         BORROWER:

                         TALLEY MANUFACTURING AND TECHNOLOGY,
                              INC.

                         By:Mark S. Dickerson
                            Name:  Mark S. Dickerson
                            Title: Vice President & Secretary

                         AGENT:

                         TRANSAMERICA BUSINESS CREDIT CORPORATION

                         By:Steve Goetschius
                            Name:  Steve Goetschius
                            Title: Vice President


                         LENDERS:

                         TRANSAMERICA BUSINESS CREDIT CORPORATION

                         By:
                            Name:
                            Title:

                         AMERICAN NATIONAL BANK AND TRUST COMPANY
                              OF CHICAGO

                         By:Elizabeth J. Limpert
                            Name:  Elizabeth J. Limpert
                            Title: Vice President

                         NATIONAL CANADA FINANCE CORPORATION

                         By:Thomas H. Hopkins
                            Name:  Thomas H. Hopkins
                            Title: Vice President

                         By:George A. Baker, Jr.
                            Name:  George A. Baker, Jr.
                            Title: Vice President

                      CONFIRMATION OF LOAN DOCUMENTS


          Each of the undersigned hereby acknowledges that the Loan and Security Agreement, dated October 22, 1993 (as amended or modified, the "Loan Agreement"), among Talley Manufacturing and Technology, Inc., a Delaware corporation, Transamerica Business Credit Corporation, as agent, and each of the financial institutions identified on the signature pages thereto is being amended pursuant to the foregoing Third Amendment to Loan and Security Agreement (the "Amendment"). Each of the undersigned hereby confirms that each of the Loan Documents to which it is a party shall remain in full force and effect on the terms provided therein and that each reference in the Loan Documents to the "Parent Loan Agreement" shall be a reference to the Loan Agreement as modified or amended by the Amendment. Each of the undersigned further confirms that there exists no Default or Event of Default (as defined in the Subsidiary Loan Agreement to which it is a party) and that all representations and warranties made by it in the Loan Documents to which it is a party are true and correct as though made on and as of the date hereof (other than representations and warranties that expressly speak only as of a specified different date).


Dated:  As of December 16, 1994


                              AMCAN SPECIALTY STEELS, INC.;
                              DIMETRICS, INC.; ELECTRODYNAMICS,
                              INC.; JOHN J. MCMULLEN ASSOCIATES,
                              INC.; PORCELAIN PRODUCTS CO.; ROWE
                              INDUSTRIES, INC.; TALLEY AUTOMOTIVE
                              PRODUCTS, INC.; TALLEY CANADA, INC.;
                              TALLEY DEFENSE SYSTEMS, INC.; TALLEY
                              INTERNATIONAL INVESTMENT
                              CORPORATION; TALLEY METALS
                              TECHNOLOGY, INC.; TALLEY TECHNOLOGY,
                              INC.; UNIVERSAL PROPULSION COMPANY;
                              WATERBURY COMPANIES, INC.; WDC, INC.


                              By: Mark S. Dickerson
                                 Name:
                                 Title:

                                EXHIBIT D-1

                FORM OF AMENDED AND RESTATED REVOLVING NOTE

                                EXHIBIT D-2

                  FORM OF AMENDED AND RESTATED TERM NOTE

                                 EXHIBIT F

                        FORM OF NOTICE OF BORROWING

                                 EXHIBIT G

             FORM OF NOTICE OF CONTINUATION AND/OR CONVERSION

                                EXHIBIT Z-1

              FORM OF AMENDMENT TO SUBSIDIARY LOAN AGREEMENTS

                                EXHIBIT Z-2

                      FORM OF AMENDMENT TO GUARANTIES

                               SCHEDULE 1.2

                      PERCENTAGE INTERESTS OF LENDERS



The Percentage Interest of Lenders is:

               TBCC       -  41.666666667%
               ANB        -  41.666666667%
    National Canada
    Finance Corp.            16.666666667%